January 29, 1999



Eugenio Garza Laguera
Fomento Economico Mex-SP ADR
General Anaya 601 Poniente
Col. Bella Vista
Apartado Postal 2001
Monterrey, NL 64410



RE:    Amended Schedule 13G


Enclosed pursuant to Rule 13d-2(b) under the Securities Exchange Act of 1934 is a report on Schedule 13G reporting beneficial ownership at December 31, 1998 by American Express Company, American Express Financial Corporation, and IDS Life International Equity Fund in Common Stock of Fomento Economico Mex-SP ADR.


Sincerely,



Steve Turbenson
Director - External Reports and Tax




Enclosure

                     SECURITIES AND EXCHANGE COMMISSION

                            Washington, D. C. 20549

                                 SCHEDULE 13G


                 Under the Securities and Exchange Act of 1934



                           Fomento Economico Mex-SP ADR
-------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Amendment #2

                                 Common Stock
-------------------------------------------------------------------------------
                        (Title of Class of Securities)



                                  344419-10-6
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                                (CUSIP Number)






The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                             CUSIP NO. 344419-10-6


1)  Name of Reporting Person          American Express Company

    S.S. or I.R.S. Identification     IRS No. 13-4922250
    No. of Above Person

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2)  Check the Appropriate Box             (a)
    if a Member of a Group                (b) X - Joint Filing

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3)  SEC Use Only

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4)  Citizenship or Place of Organization       New York

       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
    (5)Sole Voting Power                      -0-
    (6)Shared Voting Power                    -0-
    (7)Sole Dispositive Power                 -0-
    (8)Shared Dispositive Power                600,400

-------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially
    Owned by Each Reporting Person             600,400

-------------------------------------------------------------------------------

10) Check if the Aggregate Amount in
    Row (9) Excludes Certain Shares            Not Applicable

-------------------------------------------------------------------------------

11) Percent of Class Represented by
    Amount In Row (9)                          15.2%

-------------------------------------------------------------------------------

12) Type of Reporting Person                   CO, HC

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                            CUSIP NO. 344419-10-6


1)  Name of Reporting Person          American Express Financial Corporation

    S.S. or I.R.S. Identification     IRS No. 13-3180631
    No. of Above Person

-------------------------------------------------------------------------------

2)  Check the Appropriate Box             (a)
    if a Member of a Group                (b) X - Joint Filing

-------------------------------------------------------------------------------

3)  SEC Use Only

-------------------------------------------------------------------------------

4)  Citizenship or Place of Organization            Delaware

       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
    (5)Sole Voting Power                     -0-
    (6)Shared Voting Power                   -0-
    (7)Sole Dispositive Power                -0-
    (8)Shared Dispositive Power              600,400
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially
    Owned by Each Reporting Person           600,400

-------------------------------------------------------------------------------

10) Check if the Aggregate Amount in
    Row (9) Excludes Certain Shares          Not Applicable

-------------------------------------------------------------------------------

11) Percent of Class Represented by
    Amount In Row (9)                        15.2%

-------------------------------------------------------------------------------

12) Type of Reporting Person                 CO, IA

-------------------------------------------------------------------------------

                             CUSIP NO. 344419-10-6


1)  Name of Reporting Person          IDS Life International Equity Fund

    S.S. or I.R.S. Identification     IRS No. 41-1711908
    No. of Above Person

-------------------------------------------------------------------------------

2)  Check the Appropriate Box             (a)
    if a Member of a Group                (b) X - Joint Filing

-------------------------------------------------------------------------------

3)  SEC Use Only

-------------------------------------------------------------------------------

4)  Citizenship or Place of Organization            Delaware

       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
    (5)Sole Voting Power                     245,000
    (6)Shared Voting Power                   -0-
    (7)Sole Dispositive Power                -0-
    (8)Shared Dispositive Power              245,000
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially
    Owned by Each Reporting Person           245,000

-------------------------------------------------------------------------------

10) Check if the Aggregate Amount in
    Row (9) Excludes Certain Shares           Not Applicable

-------------------------------------------------------------------------------

11) Percent of Class Represented by
    Amount In Row (9)                         6.2%

-------------------------------------------------------------------------------

12) Type of Reporting Person                  CO, IC

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(a) Name of Issuer:                     Fomento Economico Mex-SP ADR

1(b)Address of Issuer's Principal      General Anaya 601 Poniente
    Executive Offices:                 Col. Bella Vista
                                       Apartado Postal 2001
                                       Monterrey, NL 64410


2(a) Name of Person Filing:           American Express Company
                                      American Express Financial Corporation
                                      IDS Life International Equity Fund


2(b) Address of Principal Business Office:
                                    American Express Company
                                    American Express Tower
                                    200 Vesey Street
                                    New York, NY  10285

                                    American Express Financial Corporation
                                    IDS Tower 10
                                    Minneapolis, MN  55440

                                    IDS Life International Equity Fund
                                    IDS Tower 10
                                    Minneapolis, MN 55440


2(c) Citizenship:                  See Item 4 of Cover Page

2(d) Title of Class of Securities: Common Stock

2(e) Cusip Number:                 344419-10-6

3    Information if statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):
         American Express Company, one of the persons filing this statement, is a Parent Holding Company in accordance with Rule 13d-1(b)(ii)(G).

         American Express Financial Corporation, one of the persons filing this statement, is an Investment Advisor registered under section 203 of the Investment Advisors Act of 1940.


4(a)     Amount Beneficially Owned as of December 31, 1998:   See
         Item 9 of Cover Pages

4(b)     Percent of Class:    See Item 11 of Cover Pages

4(c)     Number of Shares as to which such person has:
         (i) Sole power to vote or to direct the vote:See Item 5 of Cover Pages
       (ii)  Shared power to vote or direct the vote:See Item 6 of Cover Pages
       (iii) Sole power to dispose or to direct the disposition of:
             See Item 7 of Cover Pages
       (iv)  Shared power to dispose or to direct the disposition of:
             See Item 8 of Cover Pages

5      Ownership of 5% or Less of a Class:
       If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

6      Ownership of more than 5% on Behalf of Another Person:

                              Not Applicable

7      Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on by the Parent Holding Company:

                              See Exhibit I

8      Identification and Classification of Members of the Group:

                              Not Applicable

9      Notice of Dissolution of Group:

                              Not Applicable

10     Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                    American Express Financial Corporation

Dated: December 31, 1998                  By
                                      Signature


                                      Steve Turbenson
                                      Director - External Reports
                                      and Tax
                                      Name/Title

                                      Telephone: (612)  671-2059

                                 Exhibit Index


Exhibit I Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Exhibit II    Statement of American Express Company

Exhibit III   Statement of American Express Financial Corporation

Exhibit IV    Statement of IDS Life International Equity Fund

                                  Exhibit I

                                      to

                                 Schedule 13G

    One of the persons filing this statement is a parent holding company. The relevant subsidiary, American Express Financial Corporation, a Delaware Corporation, is registered as investment advisor under section 203 of the Investment Advisors Act of 1940. IDS Life International Equity Fund and
Total Return Portfolio, both Minnesota Corporations, are registered as investment companies under section 8 of the Investment Company Act. IDS Life International Equity Fund is advised by American Express Financial Corp.

                                  EXHIBIT II

                                      to

                                SCHEDULE 13G

                                  under the

                       Securities Exchange Act of 1934

American Express Company, American Express Tower, World Financial Center, New York, New York disclaims beneficial ownership of the securities referred to in the Schedule 13G to which this exhibit is attached, and the filing of this Schedule 13G shall not be construed as an admission that American Express Company is, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

Pursuant to Rule 13d-1(f) (1) and subject to the preceding disclaimer, American Express Company affirms it is individually eligible to use
Schedule 13G and agrees that this Schedule is filed on its behalf, and authorizes the President, any Vice President, the comptroller, the Secretary, the General Counsel, any Associate General Counsel or any Counsel, each with power to act singly, of each subsidiary of American Express Company making this filing to sign this statement on behalf of American Express Company.


                              AMERICAN EXPRESS COMPANY



                              By:____________________________
                              Name:       Stephen P. Norman
                              Title:      Secretary

                                 Exhibit III

                                      to

                                 Schedule 13G

                                   Under the

                        Securities Exchange Act of 1934


    Pursuant to Rule 13d-1(f)(1), American Express Financial Corporation affirms that it is individually eligible to use Schedule 13G and agrees that this Schedule is filed in its behalf.


                              American Express Financial Corporation


                                  By:
                                     Steve Turbenson
                                     Director - External Reports
                                     and Tax

                                  Exhibit IV

                                      to

                                 Schedule 13G

                                   Under the

                        Securities Exchange Act of 1934


    Pursuant to Rule 13d-1(f)(1), IDS Life International Equity Fund affirms that it is individually eligible to use Schedule 13G and agrees that this
Schedule is filed in its behalf.


                              IDS Life International Equity Fund


                                  By:
                                     Leslie L. Ogg
                                     Vice President and General Counsel